CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibit No. 10.1

Asset Transfer and License Agreement

This Asset Transfer and License Agreement (the “Agreement”), is entered into as of February 17, 2015 (the “Effective Date”), by and between Revogenex Ireland Limited, an Irish limited company (“Revogenex”), and Coronado Biosciences, Inc., a Delaware corporation (“Coronado”).  Coronado and Revogenex are both referred to herein as “Parties” or each individually, as a “Party.”

WITNESSETH:

WHEREAS, Coronado has substantial knowledge and expertise relating to the Development, Commercialization, marketing and distribution of private label, prescription pharmaceutical products;

WHEREAS, Revogenex owns certain Intellectual Property Rights related to Intravenous Tramadol HC1 (“Product”) and is seeking approval from the FDA for the marketing and sale of products that incorporates or is comprised of Tramadol, and has substantial knowledge and expertise relating to the development, formulation, and manufacturing of pharmaceutical products;

WHEREAS, on the Effective Date Coronado will, subject to the terms and conditions set forth herein, acquire the exclusive rights to develop, market and sell the Product in the Territory; and

WHEREAS, Revogenex will transfer the IND, and license the Product Intellectual Property, to Coronado, all as set forth in greater detail in this Agreement, and Coronado shall use Commercially Reasonable Efforts to complete the Development of the Product and submit the NDA for the Product to the FDA for approval, and thereafter commercialize, market and sell the Product in the Territory.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS

1.1           “AAA” shall have the meaning set forth in Section 17.9.

1.2           “Action” shall have the meaning set forth in Section 9.6(b).

1.3           “Acquired Assets” shall have the meaning set forth in Section 3.1.

1.4           “Affiliate” shall mean any Person which, directly or indirectly, owns, is owned by, or is under common ownership with a Party to this Agreement or any Person actually controlled by, controlling, or under common control with a Party to this Agreement. For purposes of this definition, “ownership” or “control” shall mean (i) ownership of at least 50% of the voting equity securities of a Person, or (ii) the power to direct or cause the direction of the management and polices of such Person. An entity that is an investment company (including for the avoidance of doubt, Coronado Biosciences Inc.), whether or not registered under the Investment Company Act of 1940, as amended, shall not be deemed an Affiliate of Coronado.

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1.5           “Agreement” has the meaning set forth in the Preamble.

1.6           “Applicable Law” shall mean any applicable provision of any federal, state or foreign statute, rule or regulation.

1.7           “Approval Date” shall mean the date upon which the FDA grants Regulatory Approval of the Product.

1.8           “Assignment and Assumption Agreement” shall have the meaning set forth in Section 4.1(c).

1.9           “Assumed Contracts” shall have the meaning set forth in Section 3.1(a).

1.10         “Bill of Sale” shall have the meaning set forth in Section 4.2(c).

1.11         “cGMP” shall mean current Good Manufacturing Practices, as set forth in 21 C.F.R. §§ 210 and 211 or any successor provision thereto, for methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or handling of a Product to assure that it is safe, and has the identity and strength and meets the quality and purity characteristics.

1.12         “Claims” means any and all liens (other than liens for taxes which are not yet due and payable), mortgages, pledges, security interests, options, restrictions, charges, prior assignments, agreements, claims, and encumbrances of any kind whatsoever.

1.13         “Closing” has the meaning set forth in Section 4.1.

1.14         “Closing Date” has the meaning set forth in Section 4.1.

1.15         “Commercially Reasonable Efforts” shall mean with respect to a particular Product, the carrying out of obligations or tasks in a manner consistent with the exercise of prudent scientific business judgment and the efforts that a Party devotes to research, development or marketing of a pharmaceutical product or products of similar market potential, profit potential or strategic value resulting from its own research efforts or for its own benefit, taking into account commercial viability, technical, regulatory and intellectual property factors, including, without limitation, the patent and other intellectual property position of third parties with respect to such Product, target product profiles, product labeling, past performance, costs, economic return, the regulatory environment and competitive market conditions in the therapeutic or market niche, all based on conditions then prevailing, and subject to and in consideration of, in each case, the resources available to such Party and within such Party’s organization for such efforts.

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1.16         “Commence” or “Commencement” means, when used to describe a Phase 2 Trial, a Phase 3 Trial, or any other human clinical trial of a Product, the first dosing of the first patient for such trial.

1.17         “Commercial Launch” shall mean the first commercial sale of a Product by or on behalf of Coronado or its Affiliates or a licensee to an independent third party for human therapeutic or prophylactic use after receipt of Regulatory Approval for such Product. A sale for clinical trial, research, development, test marketing, sampling, promotional, compassionate use, or resale purposes will not be considered a first commercial sale.

1.18         “Commercialization/Commercialize” shall mean the activities carried out by or for Coronado and/or its Affiliates after Regulatory Approval of a particular Product involving the manufacture, marketing, sale and distribution of such Product.

1.19         “Confidential Information” shall have the meaning set forth in Section 13.1.

1.20         “Controlling Party” shall have the meaning set forth in Section 9.7.

1.21         “Coronado” shall mean Coronado Biosciences, Inc. or its successor or permitted assign.

1.22         “Coronado Marks” shall have the meaning set forth in Section 9.8.

1.23         “Cover” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent.

1.24         “Cure Right” shall have the meaning set forth in Section 16.2.

1.25         “Develop or Development” shall mean, with respect to a particular Product, engaging in preclinical, clinical and other pharmaceutical product development activities, including, in particular, scientific, technical data, work, development and manufacturing operations directed towards Regulatory Approval of a Product in the Territory such as the preparation and filing of an NDA with the FDA.

1.26         “Development Program” shall mean the program of work undertaken by Coronado to develop Products promptly and in sufficient time to meet regulatory reporting, delivery requirements, and timely NDA filing requirements pre-submission of the FDA application as needed and post-submission as required, including formulation, method development, method validation, stability batch testing and clinical trials, any work related to the Acquired Assets including Product evaluation batches and process validation and manufacturing required for NDA approval by FDA and Commercialization. Such work shall be undertaken by Coronado at its sole cost and expense.

1.27         “European Union” means the member states of the European Union as of the Effective Date.

1.28         “Effective Date” shall have the meaning set forth in the Preamble.

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1.29         “Effective Time” shall have the meaning set forth in Section 4.1.

1.30         “Excluded Assets” shall have the meaning set forth in Section 3.2.

1.31         “Existing IND” shall have the meaning set forth in Section 3.1(b).

1.32         “Expenses” shall have the meaning set forth in Section 14.1.

1.33         “Evaluation Data” shall mean any data, information, or results related to the Product derived internally by Revogenex or received from Third Parties prior to the Closing. Such Evaluation Data shall include, without limitation, any such data, information, or results received from Third Parties that Revogenex does not own but to which Revogenex has a license or other right to use or otherwise exploit.

1.34         “FDA” shall mean the United States Food and Drug Administration, and any successor federal agency thereto.

1.35         “FDA Transfer of Ownership Letter” means the letter submitted by each of the Parties and the application form submitted by Revogenex to the FDA notifying the agency of the change in ownership of any Governmental Filings with the FDA.

1.36         “Field” means all therapeutic, preventive, palliative and diagnostic uses and applications for humans and animals.

1.37         “Force Majeure Event” shall have the meaning set forth in Section 17.9.

1.38         “Generic Product” shall mean an intravenous Tramadol HC1 product that has an FDA approved ANDA with a therapeutic equivalence AA, AP or AB rating to the Product listed in the FDA Orange Book.

1.39         “Governmental Authority” means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision.

1.40         “Government Filings” shall have the meaning set forth in Section 3.1(b).

1.41         “Improvement” means any improvements, enhancements, or modifications of any Products or other technology Covered by or described in any Patents or License Agreement.

1.42         “Improvement Option” shall have the meaning set forth in Section 9.3.

1.43         “Improvement Period” shall have the meaning set forth in Section 9.3.

1.44         “Indemnitee” shall have the meaning set forth in Section 14.1.

1.45         “Indemnitor” shall have the meaning set forth in Section 14.1.

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1.46         “Intellectual Property” shall mean all (i) patents, patent applications, patent disclosures, inventions and Improvements (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works (including computer programs and mask works) and registrations and applications thereof, (iv) Trade Secrets, know-how and other Proprietary Information, (v) waivable or assignable rights of publicity, waivable or assignable moral rights and (vi) unregistered and registered design rights and any applications for registration thereof; (vii) database rights and other data; and (viii) all other forms of intellectual property.

1.47         “Intellectual Property Rights” shall mean any and all rights, title and interest of any nature whatsoever in and to any Intellectual Property.

1.48         “IND” shall mean an Investigational New Drug Application filed with the FDA or the equivalent application or filing filed with any equivalent agency or government authority outside of the United States (including with any supra-national agency such as the European Union) necessary to Commence human clinical trials in such jurisdiction, and including all regulations at 21 C.F.R. § 312 et. esq., and equivalent foreign regulations, together with all subsequent submissions, supplements and amendments thereto, and any materials, documents and information referred to or relied upon thereby seeking Regulatory Approval for a Product, as well as any annual or other periodic reports as required to maintain such Regulatory Approval.

1.49         “Information” means information, results and data of any type whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.50         “Know-How” means any non-public, proprietary Information and other data, instructions, processes, methods, formulae, techniques, compositions, materials, expert opinions and information, including without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data, and other knowledge, information, skills and materials pertaining to the Patents or necessary in the manufacture, sale or use of the Products. Know-How does not include any rights under Patents.

1.51         “Licensee” means a Third Party granted a license under the Patents by Coronado.

1.52         “License Agreement” means a license agreement or other contract or arrangement pursuant to which Revogenex licenses or has rights to any Patents or Know-How relating to the discovery, research, Development, manufacture, or Commercialization of Tramadol or any Product.

1.53         “Licensed Improvements” shall have the meaning set forth in Section 9.1.

1.54         “Losses” shall have the meaning set forth in Section 14.1.

1.55         “Manufacturer” shall have the meaning set forth in Section 8.2.

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1.56         “Net Sales” means the sum of (i) any trademark license fees or other similar fees payable to Coronado or its affiliates in respect of the Coronado Marks used in conjunction with the Product and (ii) gross amounts invoiced or billed (or, if not invoiced or billed, received) by Coronado or any Affiliate thereof during the applicable fiscal year with respect to the sale or other disposition for commercial purposes of Products, in each case as determined in accordance with GAAP, IFRS, or other internationally-recognized accounting standards then applied by Coronado or its Affiliates at the time of determination of Net Sales, consistently applied, minus, to the extent documented and attributable to the sale or other disposition for commercial purposes of Products, (i) returns, rebates, chargebacks, allowances for damaged or missing goods and any discounts allowed, (ii) special outbound packing, transportation, freight, handling, postage charges or other charges such as insurance relating thereto, (iii) sales, excise, value added, turnover, use and other like taxes or customs duties paid or any other governmental charges imposed upon the sale of Products or, and (iv) wholesaler and distributor fees; provided, further, that, for the avoidance of doubt, no sales shall be Net Sales hereunder if the products or services generating such sales are not made, used or sold, directly or indirectly, in a jurisdiction in which at least one Valid Claim of a Patent Covers such products.

1.57         “NDA” shall mean a New Drug Application as defined in 21 C.F.R. Part 314.50 et seq. in the United States (as may be amended, supplemented or replaced from time to time) to commence commercial sale and marketing of a drug for human use in the United States, including but not limited to any amendments, supplements, or supporting correspondence with respect thereto.

1.58         “Paragraph IV Certification” means a certification pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, which shall include but not be limited to any such certification pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 21 U.S.C. §355(j)(2)(A)(vii)(IV), or any reasonably similar or equivalent certification or notice in the United States or any jurisdiction outside the United States, included in (or made with respect to or in connection with) a regulatory filing concerning a Product and challenging the validity, infringement, or enforceability of any Patent.

1.59         “Party” or “Parties” shall have the meaning set forth in the Preamble.

1.60         “Patent(s)” means all rights under (i) the patents and patent applications listed on Schedule B, (ii) all other Patents directly or indirectly controlled by Revogenex or any Affiliate thereof as of the Effective Date under any License Agreement, or coming under the direct or indirect control of Revogenex or any Affiliate thereof following the Effective Date, Covering any subject matter claimed in, or described or disclosed by, the Patents referenced in clause (i), (iii) any Patents claiming Licensed Improvements, (iv) all Patents directly or indirectly controlled by Revogenex or any Affiliate thereof claiming priority to any of the Patents referenced in clause (i), (ii), or (iii) above; (v) all divisionals, continuations, continuations-in-part, conversion, extensions, improvements, term restorations, registrations, re-instatements, amendments, reissuances, corrections, substitutions, re-examinations, registrations, revalidations, supplementary protection certificates, renewals, corrections, additions, and foreign counterparts of any Patents described in clause (i), (ii), (iii), or (iv) above, (vi) all patents issuing from any of the Patents mentioned in clause (i), (ii), (iii), (iv), or (v) above, and (vii) any foreign and domestic counterparts of any such Patents.

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1.61         “Person” shall mean any individual, partnership, association, corporation, limited liability company, trust or other legal person or entity.

1.62         “Phase 1 Trial” means a human clinical trial of a Product, the principal purpose of which is a preliminary determination of safety in patients or healthy individuals, or the metabolism and pharmacokinetic properties and clinical pharmacology of such Product, and generally consistent with 21 C.F.R. § 312.21(a).

1.63         “Phase 2 Trial” means a clinical trial of a Product on patients, including possibly pharmacokinetic studies, the principal purpose of which is to make a preliminary determination that such Product is safe for its intended use and to obtain sufficient information about such Product’s efficacy to permit the design of further clinical trials, and generally consistent with 21 C.F.R. § 312.21(b).

1.64         “Phase 3 Trial” means a clinical trial that provides for a pivotal human clinical trial of a Product, which trial is designed to: (a) establish that a Product is safe and efficacious for its intended use, (b) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed, (c) support Regulatory Approval of such Product, and (d) be generally consistent with 21 C.F.R. § 312.21(c).

1.65         “Pre-Launch Marketing Activities” shall have the meaning set forth in Section 8.3.

1.66         “Product” shall mean Intravenous Tramadol HC1.

1.67         “Product Intellectual Property” means the Patents, Know-How, Improvements, Evaluation Data, and other Intellectual Property and Intellectual Property Rights related to Tramadol or any other Product.

1.68         “Product Related Materials” shall have the meaning set forth in Section 17.12.

1.69         “Proprietary Information” shall mean any data or information, including, without limitation, Trade Secrets, without regard to form, that is of value to a Party and is not generally known to competitors of such Party. To the extent consistent with the foregoing, Proprietary Information includes, but is not limited to, any information about a Party’s executives and employees, marketing techniques, price lists, pricing policies, business methods, and contracts and contractual relations with a Party’s customers and suppliers. Proprietary Information also includes any information described in this definition that a Party obtains from another party and which such Party treats as proprietary or designates as Proprietary Information, whether or not owned or developed by such Party.

1.70         “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, clearances, or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or, in Coronado’s reasonable judgment, sale of a Product for use in the Field in any particular jurisdiction.

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1.71         “Regulatory Authority” means any Governmental Authority with responsibility for granting any licenses or approvals necessary for the marketing and sale of pharmaceutical products in a particular jurisdiction, including, without limitation, the FDA, and where applicable any ethics committee or any equivalent review board.

1.72         “Regulatory Documentation” shall mean all submissions to Regulatory Authorities, including, without limitation, clinical studies, tests, and biostudies, regulatory applications, as well as all correspondence with Regulatory Authorities, registration and licenses, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files, manufacturing records and inspection reports, in each case related to or used in connection with the Product.

1.73         “Required Consents” means those consents to assignment of certain of the Assumed Contracts, as listed on Schedule 4.2(b).

1.74         “Revogenex” shall mean Revogenex Ireland Limited or its successor or permitted assign.

1.75         “Royalty” shall have the meaning set forth in Section 12.2(a).

1.76         “Royalty Term” shall have the meaning set forth in Section 12.2(b).

1.77         “Technology Transfer” shall have the meaning set forth in Section 8.2.

1.78         “Term” shall have the meaning set forth in Section 16.1.

1.79         “Territory” means worldwide.

1.80         “Third Party” means any entity other than (a) Revogenex, (b) Coronado or (c) an Affiliate of either of them.

1.81         “Third Party Action” means any claim or action made by a Third Party against a Party that claims that a Licensed Product, or its use, development, manufacture or sale infringes such Third Party’s intellectual property rights.

1.82         “Third Party Claim” shall have the meaning set forth in Section 14.2.

1.83         “Trade Secret” shall mean any information of a Party, without regard to form, including but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, software programs (including the object and source code thereto) or a list of actual or potential customers or suppliers, which is not commonly known by or available to the public, and which information (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also include any information described in this definition that a Party obtains from another Person and which such Party treats as proprietary or designates as a trade secret, whether or not owned or developed by such Party.

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1.84         “Tramadol” shall have the meaning set forth in the Preamble.

1.85         “Transaction” shall have the meaning set forth in Section 3.1.

1.86         “Valid Claim” means a claim of any pending patent application or any issued, unexpired United States or granted foreign patent within the Patents that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted by Revogenex in writing to be invalid or unenforceable or of a scope not covering Products through reissue, disclaimer or otherwise.

1.87         “Working Committee” shall have the meaning set forth in Section 11.1.

ARTICLE 2 - DEVELOPMENT PROGRAM

2.1           Development Program.  Coronado shall use its Commercially Reasonable Efforts to carry out all of the Product Development with the overall objective of obtaining all Regulatory Approvals necessary for the Commercialization of Product(s); including, but not limited to, all clinical development, the filing with the FDA of an NDA for a Product and seeking to obtain the FDA’s Regulatory Approval to market such Product in accordance with its terms and in compliance with all Applicable Laws. Without limiting the foregoing, Coronado and/or its Affiliates shall perform all Development activities in compliance with all cGMP, good laboratory practices, standard industry practices and Applicable Laws.

2.2           Records and Reports.  Revogenex shall maintain complete and accurate records in a scientific and detailed manner, reflecting its activities under the Development Program and the results obtained therefrom and Revogenex shall make such records available to Coronado at reasonable times upon prior written notice from Coronado.

2.3           Cost and Responsibility.  Coronado shall bear the cost and risk of completing the Development of the Product. Revogenex shall have no liability for any clinical development or Regulatory Approval related to the Development of the Product.

ARTICLE 3 - OWNERSHIP AND TRANSFER OF ASSETS

3.1           Transfer of Acquired Assets.  On the terms and subject to the conditions hereinafter set forth, Revogenex hereby assigns, transfers and conveys to Coronado, effective as of the Closing, the Acquired Assets (as defined below) in exchange for the assumption by Coronado of the Assumed Liabilities (collectively, the “Transaction”). For purposes of this Agreement, “Acquired Assets” shall mean Revogenex’s right, title and interest in and to the following properties, assets and rights, subject to any limitations, restrictions, or conditions imposed under the Assumed Contracts, the Assumed Liabilities or this Agreement:

(a)          Contracts.  All of Coronado’s rights (including the right to receive any payment due by the other party thereto after the Effective Date) under the Contracts listed on Schedule 3.1(a) (the “Assumed Contracts”).

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(b)          Governmental Filings.  All of Revogenex’s rights, title and interest to the governmental filings and authorizations listed on Schedule 3.1(b) and all other government filings and authorizations primarily relating to the Acquired Assets, including, without limitation, (i) any NDAs, Biologic License Applications, INDs and any other filings or submissions required by Regulatory Authorities relating to the Development and Commercialization of any Products, and (ii) that certain IND filed with the FDA relating to Products (the “Existing IND”) and the Regulatory Documentation owned by Revogenex and used in connection with the IND on Products (collectively the “Governmental Filings”).

(c)          Claims.  All Claims (including, without limitation, claims related to past breach or other violations of the Assumed Contracts by Persons other than Revogenex) and causes of action of Revogenex against other Persons relating to the Acquired Assets (regardless of whether or not such Claims and causes of action have been asserted by Revogenex), and all rights of indemnity, warranty rights, rights of transfer, rights to refunds, rights of reimbursement and other rights of recovery possessed by Coronado relating to the Acquired Assets (regardless of whether such rights are currently exercisable), including without limitation all those items set forth on Schedule 3.1(c).

3.2           Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, all assets of Revogenex not specifically identified as an Acquired Asset, including but not limited to all rights of Revogenex or its Affiliates under this Agreement (collectively the “Excluded Assets”), are not part of the Transaction and shall remain the property of Revogenex after the Closing.

3.3           Assumed and Excluded Liabilities.

(a)          Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Coronado hereby assumes, and from and after the Effective Time Coronado shall pay, perform, discharge and otherwise fully satisfy when due, any and all liabilities, obligations and commitments arising out of or related to the liabilities set forth below (collectively the “Assumed Liabilities”):

(i)          all liabilities arising from events occurring on or after the Effective Time, other than the Excluded Liabilities, arising out of the ownership or use of the Acquired Assets;

(ii)         all liabilities arising from events occurring on or after the Effective Time for Taxes arising out of or relating to, directly or indirectly, the Acquired Assets, or the ownership, sale or lease of any of the Acquired Assets (other than any Taxes based on Revogenex’s net income); and

(iii)        all liabilities arising from events occurring on or after the Effective Time that relate to, directly or indirectly, the Assumed Contracts.

(b)          Excluded Liabilities.  Except as specifically set forth in Section 3.3(a), Coronado shall not assume any liabilities of Revogenex (the “Excluded Liabilities”). The Excluded Liabilities shall be retained and paid, performed and discharged when due by Revogenex.

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ARTICLE 4 - CLOSING; CONDITIONS TO CLOSING

4.1           Closing.  The closing of the Transaction (the “Closing”) will take place at the offices of Coronado’s counsel, Wyrick Robbins Yates & Ponton, LLP at 4101 Lake Boone Trail Suite 300, Raleigh, North Carolina at a mutually agreeable time on the date first listed above (or such other time or date as Coronado and Revogenex mutually agree). The time of consummation of the transactions contemplated by this Agreement (“Effective Time”) is deemed to be at 10:00 a.m. North Carolina time on the date on which the Closing occurs (the “Closing Date”).

4.2           Conditions of the Parties to the Closing.  Each party’s obligation to consummate the Closing is subject to satisfaction of the following conditions:

(a)          Receipt of the assignment of the Acquired Assets and the assumption of the Assumed Liabilities by Coronado; and

(b)          All consents and approvals of Third Parties that are required to be obtained by Revogenex as of the Closing for the transfer and assignment of the Acquired Assets and the assumption of the Assumed Liabilities have been obtained (or have been waived by a Third Party), including but not limited to, the procurement of all Governmental Filings and all Required Consents as further described on Schedule 4.2(b); provided that the filing of all FDA Transfer of Ownership Letters shall not be required at Closing but shall be filed within sixty (60) days of Closing; and

(c)          In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing Revogenex shall deliver to Coronado:

(i)          a bill of sale for all of the Acquired Assets that are tangible personal property substantially in the form attached hereto as Exhibit B (the “Bill of Sale”) executed by Revogenex;

(ii)         an assignment of all Acquired Assets that are intangible personal property substantially in the form attached hereto as Exhibit C, which assignment shall also contain Coronado’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Revogenex;

(iii)        such other deeds, bill of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may be reasonably requested by Coronado, each in the form and substance satisfactory to Coronado and its counsel and executed by Revogenex.

(d)          Coronado’s payment of $2,000,000.00 to Revogenex pursuant to Section 12.1(a) below.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF REVOGENEX

Except as set forth in the Disclosure Schedule attached hereto, Revogenex hereby represents and warrants to Coronado as of immediately prior to the Closing as follows:

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5.1           Authority, Ownership and Delivery of Acquired Assets.  Such Party has all requisite legal and corporate power and authority to enter into this Agreement and to perform the services contemplated hereunder. All corporate actions on the part of it, the boards of directors or managers, or similar governing body of it and the equity holders of it necessary for (i) the authorization, execution, delivery and performance by it of this Agreement, and (ii) the consummation of the transactions contemplated hereby have been duly taken. On the date hereof Revogenex has the full right, power, and authority to assign, transfer, and deliver the Acquired Assets and will convey to Coronado good title to the Acquired Assets, free and clear of any and all Claims.

5.2           Organization and Good Standing.  Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization. Such Party has the requisite legal and corporate power and authority to conduct its business as presently being conducted and as proposed to be conducted by it and is duly qualified to do business in those jurisdictions where its ownership of property or the conduct of its business requires.

5.3           Binding Obligation.  This Agreement is a legally valid and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

5.4           No Conflicts.  None of the execution and delivery of this Agreement, the consummation of the transactions provided for herein or contemplated hereby, or the fulfillment by it of the terms hereof or thereof, will (with or without notice or passage of time or both) (i) conflict with or result in a breach of any provision of the certificate or articles of incorporation or formation, by-laws, statutes, operating agreement or other governing documents of it, (ii) result in a default, constitute a default under, give rise to any right of termination, cancellation or acceleration, or require any consent or approval (other than approvals that have heretofore been obtained or are expressly contemplated herein) of any governmental authority or under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, loan, arrangement, license, agreement, lease or other instrument or obligation to which it is a Party or by which its assets may be bound, or (iii) violate any law or regulation applicable to it or any of its assets.

5.5           Legal Proceedings.  There is no action, suit, proceeding or investigation pending or, to its actual knowledge, currently threatened, against it or any other Person that questions the validity of this Agreement or the right of it to enter into this Agreement, or to consummate the transactions contemplated hereby, nor does it have actual knowledge that there is any basis for the foregoing. To its actual knowledge, it is not a Party or subject to the provisions of any order, writ, injunction, judgment or decree of any governmental authority, which would adversely affect its rights or obligations hereunder or the transactions contemplated hereby.

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5.6           Consents and Approvals.  All material consents, approvals, qualifications, orders or authorizations of, filings with, or notices to any governmental authority or any other Person required in connection with its execution, delivery or performance of (i) this Agreement, and (ii) the consummation of any other transaction contemplated on the part of it hereby have been obtained, made or given.

5.7           No Violation of Law; Permits.  Such Party is not in violation of any law or regulation (nor is it aware of any violation of any law or regulation by any other Person), which violation could reasonably be expected to adversely affect its performance of its obligations hereunder or the ability of the other Party to realize the intended benefits to such other Party under this Agreement.

5.8           Form 483.  During the 2 year period ending on the date of this Agreement, it has not received any FDA Form 483 or other governmental authority notice of inspectional observations, “warning letters,” “untitled letters” or similar correspondence or written notice from the FDA or other Governmental Authority asserting material noncompliance with any applicable legal requirements. There are currently no outstanding FDA Form 483s with respect to it.

5.9           Ownership.  The Acquired Assets are wholly-owned by Revogenex, free and clear of all mortgages, pledges, charges, liens, equities, security interests, shop rights, or other encumbrances or similar agreements, or any other obligation. No Third Party or Affiliate of Revogenex has any rights or ownership interest in any Acquired Assets.

5.10         Other Assets.  Other than the License Agreements, neither Revogenex nor its Affiliates are a party to any license agreement or other contract or arrangement pursuant to which it licenses or has rights to any Intellectual Property relating to the discovery, research, Development, manufacture, or Commercialization of Tramadol or any Product.

5.11         Regulatory Filings.  All Regulatory Filings and Regulatory Approvals included in the Acquired Assets and related to the Product Intellectual Property are and have been filed, updated, and maintained in accordance with Applicable Laws and pharmaceutical industry standards, and neither Revogenex nor any Affiliate thereof has received nor been the subject of, nor is aware of any information for which one would reasonably expect Revogenex or any Affiliate thereof to receive or be the subject of, any correspondence or other action on the part of any Regulatory Authority which would reasonably be expected to have a material adverse effect on any study with respect to the Product, or on the research, development, manufacture or commercialization of the Product.

5.12         Materials.  All tangible embodiments of the Products have been manufactured, handled, shipped, and stored in accordance with Applicable Laws and GMP.

5.13         Intellectual Property.  Revogenex represents and warrants that:

(a)          it is the sole and exclusive legal and beneficial owner of the entire right, title, and interest in and to the Product Intellectual Property;

(b)          it has, and throughout the Term, will retain the unconditional and irrevocable right, power and authority to grant the licenses granted hereunder;

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(c)          neither its grant of the license, nor its performance of any of its obligations, under this Agreement does or will at any time during the Term, require the provision of any payment or other consideration to any third party.

(d)          it has not granted and will not grant any licenses or other contingent or non-contingent right, title or interest under or relating to the Product Intellectual Property, or is or will be under any obligation, that does or will conflict with or otherwise affect this Agreement, including any of Revogenex’s representations, warranties or obligations or Coronado’s rights or licenses hereunder;

(e)          there neither are nor at any time during the Term will be any encumbrances, liens or security interests involving any Product Intellectual Property;

(f)          no prior art or other information exists that would adversely affect the validity, enforceability, term or scope of any Product Intellectual Property;

(g)          there is no settled, pending or to its knowledge threatened litigation or re-examination, post-grant or inter partes review, interference, derivation, opposition, claim of invalidity or other claim or proceeding (including in the form of any offer to obtain a license):

(i)          alleging the invalidity, misuse, unregistrability, unenforceability or noninfringement of any Product Intellectual Property; or

(ii)         challenging Revogenex’s ownership of, or right to practice or license, any Product Intellectual Property, or alleging any adverse right, title or interest with respect thereto; or

(iii)        alleging that the practice of any Product Intellectual Property or the making, using, offering to sell, sale or importation of any Product Intellectual Property in the Field in the Territory does or would infringe, misappropriate or otherwise violate any patent, trade secret or other intellectual property of any third party.

(h)          it has no knowledge after reasonable investigation of any factual, legal or other reasonable basis for any litigation, claim or proceeding described in Section 5.13(g);

(i)          it has not brought or threatened any claim against any third party alleging infringement of any Product Intellectual Property, nor, to its knowledge, is any third party infringing or, to its knowledge, preparing or threatening to infringe any patent, or practicing any claim of any patent application, included as a Patent; and

(j)          the Product Intellectual Property does not infringe the Intellectual Property Rights of any Third Party.

5.14         Insolvency.  Revogenex is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement.

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ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF CORONADO

Except as set forth in the Disclosure Schedule attached hereto, Revogenex hereby represents and warrants to Coronado as of immediately prior to the Closing as follows:

6.1           Authority.  Such Party has all requisite legal and corporate power and authority to enter into this Agreement and to perform the services contemplated hereunder. All corporate actions on the part of it, the boards of directors or managers, or similar governing body of it and the equity holders of it necessary for (i) the authorization, execution, delivery and performance by it of this Agreement, and (ii) the consummation of the transactions contemplated hereby have been duly taken.

6.2           Organization and Good Standing.  Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization. Such Party has the requisite legal and corporate power and authority to conduct its business as presently being conducted and as proposed to be conducted by it and is duly qualified to do business in those jurisdictions where its ownership of property or the conduct of its business requires.

6.3           Binding Obligation.  This Agreement is a legally valid and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

6.4           No Conflicts.  None of the execution and delivery of this Agreement, the consummation of the transactions provided for herein or contemplated hereby, or the fulfillment by it of the terms hereof or thereof, will (with or without notice or passage of time or both) (i) conflict with or result in a breach of any provision of the certificate or articles of incorporation or formation, by-laws, statutes, operating agreement or other governing documents of it, (ii) result in a default, constitute a default under, give rise to any right of termination, cancellation or acceleration, or require any consent or approval (other than approvals that have heretofore been obtained or are expressly contemplated herein) of any governmental authority or under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, loan, arrangement, license, agreement, lease or other instrument or obligation to which it is a Party or by which its assets may be bound, or (iii) violate any law or regulation applicable to it or any of its assets.

6.5           Legal Proceedings.  There is no action, suit, proceeding or investigation pending or, to its actual knowledge, currently threatened, against it or any other Person that questions the validity of this Agreement or the right of it to enter into this Agreement, or to consummate the transactions contemplated hereby, nor does it have actual knowledge that there is any basis for the foregoing. To its actual knowledge, it is not a Party or subject to the provisions of any order, writ, injunction, judgment or decree of any governmental authority, which would adversely affect its rights or obligations hereunder or the transactions contemplated hereby.

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6.6           Consents and Approvals.  All material consents, approvals, qualifications, orders or authorizations of, filings with, or notices to any governmental authority or any other Person required in connection with its execution, delivery or performance of (i) this Agreement, and (ii) the consummation of any other transaction contemplated on the part of it hereby have been obtained, made or given.

6.7           No Violation of Law; Permits.  Such Party is not in violation of any law or regulation (nor is it aware of any violation of any law or regulation by any other Person), which violation could reasonably be expected to adversely affect its performance of its obligations hereunder or the ability of the other Party to realize the intended benefits to such other Party under this Agreement.

6.8           Form 483.  During the 2 year period ending on the date of this Agreement, it has not received any FDA Form 483 or other governmental authority notice of inspectional observations, “warning letters,” “untitled letters” or similar correspondence or written notice from the FDA or other governmental entity asserting material noncompliance with any applicable legal requirements. There are currently no outstanding FDA Form 483s with respect to it.

ARTICLE 7 - ADDITIONAL COVENANTS

7.1           Governmental Filings.

(a)          Submissions to Governmental Entities.  Revogenex and Coronado each agree to prepare and file within sixty (60) days whatever filings, requests or applications are required or deemed advisable to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement, including any FDA Transfer of Ownership Letters and to cooperate with one another as reasonably necessary to accomplish the foregoing.

(b)          Further Assurances.  Revogenex and Coronado shall: (i) diligently take, or fully cooperate in the taking of, all necessary and proper steps to make such filings as required or deemed advisable pursuant to Section 7.1(a); (ii) take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other Party in doing all things reasonably necessary, proper, and/or advisable under applicable law or otherwise (A) to consummate and make effective the transactions contemplated by this Agreement and (B) obtain from any Governmental Authority any non-actions, clearances, waivers, consents, approvals, authorizations, permits or orders required to be obtained in connection with the execution and performance of this Agreement or the transactions contemplated by this Agreement. Within sixty (60) days after the Closing Date, Revogenex shall deliver to Coronado all tangible and electronic data related to the Governmental Filings.

(c)          Assumption of Regulatory Compliance Responsibilities.  Except as otherwise provided in this Agreement, from and after the Effective Time, Coronado shall assume all regulatory responsibilities in connection with the Acquired Assets and the Governmental Filings related thereto.

(d)          Responsibility of Revogenex.  Revogenex shall have no obligation whatsoever in connection with any regulatory filings, requests or applications related to the Acquired Assets, except as otherwise provided herein and except for actions of Revogenex reasonably required by a Governmental Authority in connection therewith.

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(e)          Governmental Authority Fees.  From and after the Effective Time, Coronado shall have all responsibility for any and all Governmental Authority fee obligations for holders or owners of the Governmental Filings that relate to periods on or after the Effective Time, and Revogenex shall retain responsibility for such fee obligations which relate to periods prior to the Effective Time. Each Party shall promptly reimburse the other to the extent a Party pays amounts that are the responsibility of the other Party hereunder.

(f)          Dealings With Governmental Entities.  From and after the Effective Time, Coronado shall have the sole authority and responsibility to respond to any Governmental Authorities, all at Coronado’s sole cost and expense.

7.2           Ownership After Transfer.  After the transfer of the IND in accordance with Article 3 and approval of the first NDA related to a Product, Coronado shall maintain the IND and subsequent NDA with the applicable Regulatory Authority. The IND, NDA and all other Regulatory Documentation shall reflect Coronado (or its designated Affiliate) as the owner of the Product and all Regulatory Approvals issued pursuant thereto shall thereafter be in the name of and owned by Coronado (or its designated Affiliate). The amendment of the IND, NDA and any Regulatory Documentation in accordance herewith to reflect Coronado (or its designated Affiliate) as the owner of the Product or any transfer to such an Affiliate shall be conditioned upon the written undertaking by that Affiliate to accept all of the terms and conditions of this Agreement applicable to the IND or NDA. After the transfer of the IND in accordance with Article 3, Coronado shall be the sole and exclusive owner of all right, title and interest in and to the IND and NDA for the Product and shall retain the exclusive control of such IND and NDA, including all amendments, supplements and all other communications with the FDA. After the transfer of the IND in accordance with Article 3, Coronado shall comply with all requests of the Regulatory Authorities and shall be responsible for all regulatory costs and related legal expenses. After the transfer of the IND in accordance with Article 3, Revogenex, shall have no liability for any regulatory costs or related legal expenses. Coronado shall maintain a complete copy of the IND and NDA filed with the FDA and all Regulatory Documentation or any proposed amendment to the IND and NDA, and Coronado shall make such IND, NDA, proposed amendments and Regulatory Documentation available to Revogenex at reasonable times upon prior written notice from Revogenex.

ARTICLE 8 - TRANSITION; COMMERCIALIZATION; MANUFACTURE

8.1           Commercialization.  Coronado, at its sole cost and expense, shall be responsible for the Commercialization of the Product, and shall utilize Commercially Reasonable Efforts in manufacturing, having manufactured, promoting, marketing, selling and otherwise Commercializing the Product. Coronado shall be responsible for and retain control of all decisions regarding Commercialization of the Product. In furtherance of its obligations to Commercialize the Product under this Section 8.1, Coronado shall:

(a)          book sales of the Product;

(b)          have responsibility for all pricing, managed care, marketing, sales and distribution strategies;

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(c)          field an adequately sized sales force that reflects Commercially Reasonable Efforts to address the market for Products;

(d)          utilize its existing field resources and add incremental resources at its sole discretion to derive revenue from the Product; and

(e)          have responsibility for all regulatory items dealing with the Commercialization of the Product after Regulatory Approval by the FDA and transfer of the NDA and Regulatory Documentation pursuant to Article 3;

(f)          use commercially reasonable efforts to provide a comprehensive marketing plan to Revogenex six months prior to the Commercial Launch related to the first commercial sale of a Product.

8.2           Manufacturing and Technology Transfer.  Coronado shall have the right to assume, at its sole discretion, the existing manufacturing agreement with Polpharma Laboratories (the existing contract “Manufacturer”). Coronado can contract another third party manufacturer (also the “Manufacturer”) sufficiently far enough in advance of the anticipated Approval Date to manufacture all Product evaluation batches and complete all process validation of the Product. Following execution of a manufacturing and supply agreement with a Manufacturer, Revogenex shall provide Coronado and Manufacturer with all reasonable cooperation and assistance requested by Coronado (or its designated Affiliate) or Manufacturer in connection with transitioning the manufacture and supply of the Product to Manufacturer. Such cooperation shall include making reasonably available to Coronado personnel with appropriate technical and other expertise, as reasonably requested by Coronado, and providing any available information and documentation reasonably requested by Coronado, including all data, manufacturing technology, methods, information, documentation, materials and assistance reasonably necessary for the effective transfer. Coronado shall reimburse Revogenex for all reasonable out-of-pocket expenses (i.e. reasonable travel, meal and accommodation expenses) incurred by such personnel in connection with such a request of Coronado. Upon a successful technology transfer of the Product’s manufacturing process from Revogenex as contemplated by this Section 8.2 and as determined by Coronado in its reasonable discretion (“Technology Transfer”), at Coronado’s sole cost and expense, Coronado will cause Manufacturer to manufacture and supply the Product.

8.3           Pre-Launch Marketing Activities.  After the Effective Time and prior to the Approval Date, Coronado shall undertake the following pre-launch marketing activities with respect to the Product in furtherance of its obligations to Commercialize the Product (the “Pre-Launch Marketing Activities”):

(a)          Determine what is needed to facilitate an attractive reimbursement position within their plans and initiate applicable activities so as to be in a position to take the product to market after commercialization;

(b)          Determine what is needed to facilitate an attractive reimbursement position within the Medicare and Medicaid programs and initiate applicable activities so as to be in a position to take the product to market for commercialization;

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(c)          Regularly connect with national and regional experts to develop advocacy behind the Product;

8.4           Post-Effective Time Cooperation.

(a)          Except as otherwise provided in this Agreement, Revogenex and Coronado shall cooperate with each other, and shall cause their officers, employees, agents, auditors, Affiliates and representatives to cooperate with each other, for a period of two (2) years after the Closing to ensure the orderly transition of the Acquired Assets from Revogenex to Coronado and to minimize any disruption to the Development and Commercialization of the Products; provided, however, that for the first one hundred and twenty (120) days after Closing, such cooperation by Revogenex will be at Revogenex’s expense, and thereafter will be at Coronado’s expense. After the Effective Time, upon reasonable written notice, Coronado shall furnish or cause to be furnished to Revogenex and its employees, counsel, auditors and representatives access, during normal businesses hours, to such information and assistance relating to the Product as is reasonably requested for financial reporting and accounting matters.

(b)          After the Effective Time, upon reasonable written notice, Revogenex and Coronado shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such Party) relating to the Acquired Assets (including access to books and records) as is reasonably requested for the filing of all tax returns, and making of any election related to Taxes, the preparation for any audit by any Taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any tax return. Revogenex and Coronado shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets.

ARTICLE 9 - INTELLECTUAL PROPERTY

9.1           Retained Rights. As between Revogenex and Coronado, Revogenex shall retain all right, title and interest in and to the Product Intellectual Property and Coronado shall assume control of the patent prosecution and maintenance for the Patents at Coronado’s sole cost but in form and content reasonably acceptable to Revogenex. Coronado shall use Commercially Reasonable Efforts to maintain all Patents in active and good standing. Except as expressly set forth herein, no rights are granted to the other Party under this Agreement.

9.2           License.

(a)          Subject to the terms and conditions of this Agreement, Revogenex grants to Coronado, as of the date of execution of this Agreement and Coronado accepts, a personal, perpetual, exclusive and nontransferable (except as otherwise permitted in this Agreement) right and license under the Product Intellectual Property, to make, have made, use, offer to sell, sell and import Products in the Field in the Territory for the sole purpose of completing the Pre-Launch Marketing Activities prior to the transfer of the NDA pursuant to Article 3 and thereafter a transferable license for the sole purpose of Commercialization of the Product in the Territory in accordance with this Agreement. Coronado acknowledges and agrees that Revogenex is the exclusive owner of, and retains all right, title and interest in and to the Product Intellectual Property, and that Coronado shall have no rights therein other than those expressly granted under this Agreement, and that the rights granted to Coronado herein are subject to the terms and conditions hereof. Coronado further acknowledges and agrees that the rights hereby granted are personal to Coronado and, except as otherwise expressly permitted in this Agreement, or except with respect to an assignment to an Affiliate who has agreed to be bound by the terms if this Agreement, cannot be further assigned or sublicensed, by operation of law or otherwise, by Coronado without Revogenex’s prior written consent, such consent not to be unreasonably withheld.

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(b)          All rights and licenses granted under this Section 9.2 shall terminate immediately upon termination of this Agreement for any reason, whereupon Coronado shall immediately cease all use of the Product Intellectual Property and shall return to Revogenex all originals and copies in its possession or under its control of materials and physical items documenting or embodying such.

9.3           Exclusive Option to Improvements.  Revogenex shall provide prompt written notice to Coronado of each Improvement. Revogenex hereby grants to Coronado an exclusive option to acquire an exclusive, worldwide license to each Improvement (and related patent rights) (such option the “Improvement Option”). Coronado shall have a period of six (6) months from the receipt of written disclosure of each Improvement from Revogenex within which to exercise such option in writing with respect to each Improvement (the “Improvement Option Period”).  If Licensee exercises such option with respect to a particular Improvement (a “Licensed Improvement”), then from that day forward all such Patents covering such Licensed Improvement will be deemed Patents hereunder. During the Improvement Option Period for a particular Improvement, Revogenex shall not offer a commercial license to any other party with respect to such Improvement (or related patent rights). If Coronado does not exercise the Improvement Option for a particular Improvement during the applicable Improvement Option Period, Revogenex shall thereafter be free to license its rights in such Improvement to any Third Party.

9.4           Retained Rights.  As between Revogenex and Coronado, Revogenex shall retain all right, title and interest in and to the Improvements and Coronado shall assume control of the patent prosecution and maintenance for the Intellectual Property Rights claiming the Licensed Improvement at Coronado’s sole cost. Coronado shall use Commercially Reasonable Efforts to maintain all Patents claiming Licensed Improvements in active and good standing. Except as expressly set forth herein, no rights are granted to the other Party under this Agreement.

9.5           Bankruptcy.  All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that Coronado and its Affiliates may fully exercise all of its and their rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party, any Affiliate thereof, or any of its or their assets. The Parties further agree that, in the event Coronado or any Affiliate(s) thereof elect to retain its rights as a licensee under such Code, Coronado and/or such Affiliate(s), as applicable, shall be entitled to complete access to any technology or intellectual property licensed to them hereunder and all embodiments of such technology and intellectual property. Such embodiments of the technology and intellectual property shall be delivered to Coronado and its Affiliates not later than:

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(a)          the commencement of bankruptcy proceedings against Revogenex, upon written request, unless Revogenex elects to perform its obligations under this Agreement, or

(b)          if not delivered above under this Section 9.5 upon the rejection of this Agreement by or on behalf of Revogenex, upon Coronado’s written request.

9.6           Protection of Intellectual Property; Infringement and Enforcement Rights.

(a)          Should Coronado or any employee of Coronado make, discover, develop or assist in the development of any Improvements during the Term, Coronado shall forthwith disclose or cause the Improvement to be disclosed to Revogenex and such Improvement shall be deemed to be a part of the “Product Intellectual Property” and shall be subject to the terms of this Agreement. Revogenex shall own all right, title and interest in any Improvement, and any patent arising therefrom will be filed in the name of Revogenex, subject to the license granted to Coronado pursuant to this Agreement. If so requested by Revogenex, Coronado shall (i) reasonably assist in the filing of any patent applications domestic and/or foreign, in Revogenex’s name, which are necessary to protect the Product Intellectual Property and/or Improvements to the Product Intellectual Property, (ii) make available or supply to Revogenex such information or data as is necessary or convenient for the proper understanding or use of such Improvement, and (iii) provide technical assistance and sign all necessary legal papers for Revogenex’s protection of the Product Intellectual Property and/or Improvements including the filing of patent applications at Coronado’s expense.

(b)          Enforcement of Intellectual Property.

(i)          If either Party becomes aware of (i) any actual, potential, or alleged infringement of any of the rights to Product Intellectual Property granted to Coronado under this Agreement with respect to Products or a Paragraph W Certification (each of subclauses (i) and (ii), an “Action”) and, such Party shall give to the other Party prompt and reasonably detailed written notice of such actual, potential, or alleged infringement. Notwithstanding the foregoing, each Party shall notify the other Party within two (2) business days of its receipt of, or receipt of notice of, any Paragraph W Certification. With respect to any Action, Coronado shall have the first and primary right, but not the obligation, to, at its expense, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, with respect thereto; provided, however, if in the reasonable opinion of counsel to Revogenex, Revogenex has available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by Coronado, as a result of which representation would be advisable, Revogenex shall have the right, subject to the terms of this Section 9.6(b), to participate in such Action at its own cost and expense. In any such litigation brought by Coronado, Coronado shall have the right to use and sue in Revogenex’s name and join Revogenex as a party to such litigation, and Revogenex shall cooperate reasonably with respect thereto, as requested by Coronado. If, within one hundred eighty (180) calendar days of the notice in this Section 9.6(b)(i) (or, in the case of a Paragraph W Certification, thirty-five (35) calendar days from the date of Coronado’s receipt of the Paragraph W Certification or notice thereof from Revogenex), Coronado shall, (i) have been unsuccessful in persuading the actual, potential, or alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement or other action with respect to such actual, potential, or alleged infringement or Paragraph W Certification, or (iii) has not entered into settlement discussions with respect to such actual, potential, or alleged infringement or Paragraph W Certification, or if Coronado notifies Revogenex that it has decided not to undertake any of the foregoing against any such alleged, potential, or actual infringer or Third Party making such Paragraph W Certification, then Revogenex shall have the right, at its expense, to bring suit to enforce such Product Intellectual Property against such actual, alleged, or potential infringer, or take action with respect to such Paragraph W Certification, at its own expense, unless Coronado has provided Revogenex with a reasonable strategic rationale for not taking action to terminate such actual, potential, or alleged infringement or with respect to such Paragraph W Certification. Notwithstanding the foregoing, Revogenex shall not, and shall not permit any Affiliate thereof or Third Party to, proceed against an alleged infringer of the Product Intellectual Property in the Territory (1) unless (A) significant damages are reasonably expected to be recovered from the infringer in such proceeding or (B) Revogenex believes, in its reasonable discretion, that such infringement would materially and adversely affect its interest in the Product or the Product Intellectual Property and (2) without first consulting with Coronado regarding the strategy for such proceeding and considering in good faith Coronado’s comments regarding such proceeding.

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(ii)         Each Party involved in an Action under Section 9.6(i) shall pay its own costs and expenses incurred in connection with such Action.

(iii)        No Party shall settle or otherwise compromise (or resolve by consent to the entry of judgment upon) any Action by admitting that any Product Intellectual Property is to any extent invalid or unenforceable without the other Party’s prior written consent, and, in the case of Revogenex, Revogenex may not settle or otherwise compromise (or resolve by consent to the entry of judgment upon) an Action in a way that adversely affects or would be reasonably expected to adversely affect any of Coronado’s rights or benefits hereunder with respect to any Product Intellectual Property or Product, without Coronado’s prior written consent.

(iv)        Each Party (if it is not the Party enforcing or defending the Revogenex Intellectual Property) shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees and consultants available, subject to the other Party’s reimbursement of any reasonable out-of-pocket expenses incurred on an on-going basis by the non-enforcing or non-defending Party in providing such assistance.

(v)         Any amounts recovered by the Party initiating an Action pursuant to this Section 6.5, whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the Party initiating such Action for any costs incurred; (ii) to reimburse the Party not initiating such Action for its costs incurred in such Action, if it joins (as opposed to taking over) such Action; and (iii) the remaining amount of such recovery shall (A) if Coronado initiated the Action, the remainder shall be allocated to Coronado and the portion thereof attributable to “lost sales” shall be deemed to be Net Sales for the Calendar Quarter in which the amount is actually received by Coronado and Coronado shall pay to Revogenex a royalty on such portion based on the royalty rates set forth in Article 12, and the portion thereof not attributable to “lost sales” shall be allocated to Coronado and (B) if Revogenex initiated the Action, the remainder shall be allocated to Coronado and the portion thereof attributable to “lost sales” shall be deemed to be Net Sales for the Calendar Quarter in which the amount is actually received by Coronado and Coronado shall pay to Revogenex a royalty on such portion based on the royalty rates set forth in Article 12, and the portion thereof not attributable to “lost sales” shall be allocated to 50% to Revogenex and 50% to Coronado.

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9.7           Third Party Actions.

(a)          If either Revogenex or Coronado becomes aware of any Third Party Action, such Party shall promptly notify the other of all details regarding such claim or action that is reasonably available to such Party.

(b)          Coronado shall have the right, at its sole expense, but not the obligation, to defend a Third Party Action described in Section 9.7(a) and (subject to Section 9.7(f)) to compromise or settle such Third Party Action. If Coronado declines or fails to assert its intention to defend such Third Party Action within 40 days of receipt/sending of notice under Section 9.7(a), then Revogenex shall have the right, at its sole expense, to defend such Third Party Action and (subject to Section 9.7(a)) to compromise or settle such Third Party Action. The Party defending such Third Party Action shall have the sole and exclusive right to select counsel for such Third Party Action.

(c)          The Party defending a Third Party Action pursuant to Section 9.7(b) shall be the “Controlling Party”. The Controlling Party shall consult with the non-Controlling Party, pursuant to an appropriate joint defense or common interest agreement, on all material aspects of the defense. The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings. The non-Controlling Party will be entitled to join the Third Party Action and be represented by independent counsel of its own choice at its own expense.

(d)          In the event that a judgment in a Third Party Action is entered against either Party and an appeal is available, the Controlling Party shall have the first right, but not the obligation, to file such appeal. In the event the Controlling Party does not desire to file such an appeal, it will promptly, in a reasonable time period (i.e., with sufficient time for the non-Controlling Party to take whatever action may be necessary) before the date on which such right to appeal will lapse or otherwise diminish, permit the non-Controlling Party to pursue such appeal at such non-Controlling Party’s own cost and expense. If applicable Law requires the other Party’s involvement in an appeal, the other Party shall be a nominal party in the appeal and shall provide reasonable cooperation to such Party at such Party’s expense.

(e)          Subject to the respective indemnity obligations of the Parties set forth in this Agreement, the Controlling Party shall pay all costs and expenses associated with such Third Party Action other than the expenses of the other Party if the other Party elects to join such Third Party Action (as provided in the last sentence of Section 9.7(c)).

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(f)          Neither Revogenex or Coronado shall settle or otherwise compromise (or resolve by consent to the entry of judgment upon) any Third Party Action by admitting that any Patent is to any extent invalid or unenforceable or that any Licensed Product, or its use, Development, importation, manufacture or sale infringes such Third Party’s intellectual property rights, in each case without the other Party’s prior written consent, and, in the case of Revogenex, Revogenex may not settle or otherwise compromise (or resolve by consent to the entry of judgment upon) a Third Party Action in a way that adversely affects or would be reasonably expected to adversely affect Coronado’s rights and benefits hereunder with respect to any Product Intellectual Property or any Product, without Coronado’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

9.8           Copyrights and Trademarks.  Revogenex represents, warrants and acknowledges that Coronado will distribute, market and sell the Product under its own proprietary trademarks, trade name, service marks and copyrights (“Coronado Marks”), and that Revogenex will have no rights, title or interest in or to the Coronado Marks.

ARTICLE 10 - ADVERSE REACTIONS AND RECALLS

10.1         Notice of Adverse Reactions.  Each Party shall provide prompt notice to the other Party of any information it receives concerning serious side effects, injury, toxicity, or sensitivity reaction associated with the Product, whether or not determined to be attributable to the Product. Further, each Party shall notify the other Party in writing within 3 business days of the time such Party first becomes aware of a circumstance that might necessitate expedited notification of relevant Regulatory Authorities or significant change in the labeling of the Product.

10.2         Recalls.  To the extent permitted or required by law, any decision to recall, withdraw or cease distribution of any Product as a result of a violation of an applicable Regulatory Approval or any Applicable Laws, or because the Product presents a possible safety risk shall be made by Coronado. Any such recall or market withdrawal shall be controlled by Coronado. Coronado shall bear the cost of any recall or market withdrawal of any Product and such costs shall not be charged to Revogenex. For the purposes of this Section 10.2, expenses of recall shall include, without limitation, the expense of notification and destruction or return of the recalled Product and the refund to consumers of amounts paid for the recalled Product.

ARTICLE 11 - COMMITTEE

11.1         Working Committee.  The parties will establish a working committee (the “Working Committee”) to coordinate the Development and Commercialization activities relating to the Product, to monitor the progress of the Development of the Product, to strategize plans and objectives related to the Commercialization of the Product and to facilitate communication among the parties. The Working Committee shall consist of a chief representative appointed by each of Revogenex and Coronado together with such additional development, regulatory and business personnel of Revogenex and Coronado as may be necessary to accomplish the Development and Commercialization of the Product. It is the intent of this Agreement that during the period prior to and following the Regulatory Approval of the NDA, the role of Revogenex in the Working Committee shall be one of an advisor to the decision makers of Coronado.

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ARTICLE 12 - CONSIDERATION

12.1         Milestone Payments.  Each of the following payments shall be mutually exclusive of one another and shall be payable in accordance with its terms as, if and when earned. For the avoidance of doubt, each such milestone payment is payable only once under this Agreement, with respect to the initial accomplishment thereof, regardless of the number of Products (or indications therefor) or the number of times such milestone may be achieved.

(a)          Coronado will pay to Revogenex a one-time fee of $2,000,000.00 USD on the Closing Date.

(b)          Within 120 calendar days of the Effective Date, Coronado will pay to Revogenex $1,000,000.00 USD, provided, that, Revogenex has fully transferred to Coronado all of the Acquired Assets, including the Existing IND, by such date.

(c)          Within 45 days of submission of the NDA to the FDA, Coronado will pay a one-time payment of $* USD to Revogenex.

(d)          Within 45 days of Approval of the Product by the FDA pursuant to Article 1 Coronado will pay to Revogenex $* USD.

12.2         Royalty Payments.

(a)          Royalty Rates. Following the Commercial Launch of a Product by Coronado, Coronado will pay to Revogenex a royalty payment (the “Royalty”) equal to:

(i)          *% of annual Net Sales of Products for annual Net Sales of $* or less, and

(ii)         *% of annual Net Sales of Products for annual Net Sales in excess of $*, both payable in accordance with Section 12.2.

(b)          Royalty Term.  Royalties shall be payable on a country-by-country and Product-by-Product basis for sales occurring, as applicable, with respect to a particular Product in a particular country until the date on which such Product is no longer covered by a Valid Claim of a Product Patent in such country (the “Royalty Term”).

12.3         Payment and Sales Reports.  Within 90 days after the end of each calendar quarter following the Commercial Launch of the Product by Coronado for which Revogenex is entitled to Royalty payments pursuant to Section 12.1, Coronado shall pay the amount owed on Net Sales generated during such calendar quarter. All payments due under Section 12.1 shall be accompanied by a report that sets forth for the preceding Calendar Quarter the following information:

(a)          on a country by country basis, the aggregate Net Sales during such period;

(b)          on a country by country basis, the amount of Product sold;

(c)          a summary of itemized deductions, as described in the definition of Net Sales, used in calculating aggregate Net Sales; and

(d)          the total amount due to Revogenex under Section 12.1 for such calendar quarter and the calculation thereof.

*Confidential material redacted and filed separately with the Commission.

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12.4         Audit Rights.  During each calendar quarter in which Royalties are due under Agreement and for a minimum of 18 months following the calendar quarter to which such records pertain, Coronado shall maintain, and shall require its Affiliates to maintain, books and records, consistent with sound business and accounting practices and in such form and in such detail as to enable the Revogenex, through an independent certified public accountant, to verify compliance with Applicable Law and the terms of this Agreement and any related agreement, including the amounts payable and other costs and financial information associated with Coronado’s duties under this Agreement. Upon the prior written request of Revogenex made at least 45 days in advance, but not more than once in each calendar year, the Coronado shall permit an independent certified public accounting firm selected by the Revogenex to have access, during normal business hours, to such of its records as may be reasonably necessary to verify the accuracy of payments, reports and the like made to Revogenex with respect to any calendar year ending not more than three (3) years prior to Revogenex’s request. Coronado shall provide reasonable cooperation with such accounting firm and shall not charge Revogenex for such cooperation. The accounting firm shall be bound by obligations of confidentiality and may disclose Revogenex only whether the records are correct or not and the specific details concerning any discrepancies; otherwise the accounting firm shall be prohibited from disclosing any information obtained or generated in connection with such review to any other Person. All audit materials and reports shall be held in confidence and not used for any purpose except for enforcing this Agreement. Prompt adjustment shall be made for any errors disclosed by such examination. If said audit reveals underpayments or other material record-keeping errors in excess of 5% of the amount actually due hereunder with respect to the calendar year in question, Coronado will pay all costs associated with such audit or will reimburse Revogenex for all costs associated with such audit within 30 days of receipt of notice setting forth such costs. Any underpayment shall be paid to Revogenex within 30 days of the report that identifies such overpayment or underpayment.

12.5         Currency; Payment Method; and Timing.  All payments made under this Agreement shall be in U.S. dollars (USD) and shall be paid by wire transfer in same day funds. With respect to Net Sales invoiced in a currency other than United States dollars, such Net Sales will be converted into the United States dollar equivalent using the average conversion rate existing in the United States (as reported in The Wall Street Journal, New York edition) during the applicable calendar quarter.

12.6         Legally Required Taxes.  Coronado shall be entitled to deduct any applicable withholding or other taxes, levies or charges that are required under Applicable Law to be withheld from any amounts payable to Revogenex hereunder; provided, such amounts are reflected on the payment and sales reports delivered pursuant to Section 12.2.

ARTICLE 13 - CONFIDENTIALITY

13.1         Confidential Information.  As used herein, “Confidential Information” of Revogenex or Coronado shall mean all Proprietary Information or confidential information disclosed or furnished, whether in writing or orally, or obtained by a Party hereunder prior to or during the Term of this Agreement (a) that the receiving Party knows, or should reasonably know are or contain Trade Secrets or other Proprietary Information of the disclosing Party, (b) that bears a legend indicating that such information is confidential, or (c) without limiting subsection (a) above, if such information is disclosed orally, that is reduced to writing within 30 days of such disclosure and marked as confidential.

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13.2         Non-Disclosure.  During the Term of this Agreement, and for a period of 7 years thereafter with respect to the other Party’s Confidential Information and indefinitely with regard Confidential Information that constitutes Trade Secrets, except as expressly authorized by the other Party in writing, each of Revogenex and Coronado agrees as follows:

(a)          to use such Confidential Information exclusively for the purpose of exercising its rights and fulfilling its obligations under this Agreement or as may otherwise be agreed by the Parties in writing;

(b)          to use the same degree of care to maintain such Confidential Information in confidence as it applies to confidential information of its own of the same type, but in no event less than a reasonable standard of care;

(c)          to restrict disclosure of such Confidential Information to those of its Affiliates, employees, agents, directors, officers, financial advisors and consultants (and the employees of any thereof) who have a need to know such information and who are bound by obligations of confidentiality at least as stringent as those set forth herein, and refrain from disclosing such Confidential Information to anyone other than such Affiliates, employees, agents and consultants (and the employees of any thereof) on a need-to-know basis;

(d)          to cause its Affiliates and each of its and its Affiliates’ employees, Affiliates, employees, agents, directors, officers, financial advisors and consultants (and the employees of any thereof) who are to be given access to such Confidential Information to agree to be bound by the provisions of this Article 9 or by other provisions at least as protective as those set forth in this Article 9.

13.3         Exclusions.  The confidentiality obligations set forth above in this Article 9 shall not be applicable to the following:

(a)          information which was already in the public domain prior to its disclosure hereunder;

(b)          information which became available to the public after the date of disclosure hereunder through no fault of the receiving Party;

(c)          information which the receiving Party can demonstrate it already possessed without any confidentiality obligation therefore at the time of receipt thereof from the disclosing Party or is independently developed by the receiving Party without use of the Confidential Information;

(d)          information which the receiving Party has obtained from a third Party which has no confidentiality obligation and duly possesses it; and

(e)          information required to be disclosed by law or regulation or by order of a court or other governmental body after consultation with the Party who owns the Confidential Information and, if requested by such Party, cooperating with the Party who owns the Confidential Information to seek confidential treatment where available and only to the extent required thereby.

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13.4         Destruction of Confidential Information.  The receiving Party shall, upon the disclosing Party’s written request, promptly return to the disclosing Party all copies of Confidential Information received from the disclosing Party, and shall return or destroy, and confirm the destruction of, all summaries, abstracts, extracts or other documents that contain any Confidential Information of the disclosing Party; provided, however, that the receiving Party may retain copies of Confidential Information (including summaries, abstracts, extracts or other documents that contain any Confidential Information) received from the disclosing Party if the retention of the same is necessary for regulatory purposes or is otherwise required by law or regulation.

13.5         Ownership.  All Confidential Information disclosed hereunder shall remain the property of the disclosing Party unless it has been transferred pursuant to the terms of this Agreement.

13.6         Publicity; Disclosures.  In the event either of the Parties desire to make an announcement of this Agreement, such announcement shall not be made unless reasonably satisfactory to both Parties. Except for such jointly agreed upon announcement, neither Party shall issue any press release or other publicity materials, or make any public presentation with respect to the terms or conditions of this Agreement without the prior written consent of the other Party (such consent to be given in the sole discretion of such Party). If this Agreement is terminated or expires, neither Party shall disclose to any third party the reason for such termination without the express written consent of the other Party, and the Parties shall agree upon statements for public disclosure, such agreement not to be unreasonably withheld or delayed.

13.7         Remedies.  It is understood and agreed by both Revogenex and Coronado that misuse or disclosure of Confidential Information of the other Party could irreparably harm the business of the disclosing Party or that Party’s Affiliates, and that as such, the aggrieved Party shall have the right to seek injunctive relief to protect its rights in connection therewith.

13.8         Trade Secrets.  Nothing in this Agreement will be construed as limiting the availability or effect of any Applicable Laws purporting to protect Trade Secrets.

ARTICLE 14 - INDEMNIFICATION

14.1         Indemnity.  Each Party (an “Indemnitor”) hereby agrees to indemnify and hold harmless the other Party and its respective Affiliates, and each of their respective officers, directors, managers, employees, agents, members, partners and stockholders (collectively, an “Indemnitee”), to the fullest extent lawful, from and against any and all losses, claims, damages, expenses or liabilities incurred or payable (collectively, “Losses”), including reasonable attorneys’ fees and expenses incurred in connection with the investigation of any pending or threatened claims or preparation for any pending or threatened litigation or other proceedings (collectively, “Expenses”) in connection with (a) any claims by the other Party for a breach of such Indemnitor’s representations or warranties set forth in this Agreement or covenants made pursuant to this Agreement or (b) any Third Party Claims arising out of or relating to: (i) the Indemnitor’s breach of any representation or warranty set forth in this Agreement; (ii) where Coronado is the Indemnitor, any infringement of any rights of any other Person by the marketing, Commercialization or sale of the Product provided that such infringement does not relate to the formulation of the Product or the Product Intellectual Property licensed to Coronado or Intellectual Property Rights or Acquired Assets sold to Coronado hereunder; or (iii) where Revogenex is the Indemnitor, any infringement of any rights of any other Person by the manufacturing, marketing and distribution of the Product developed by Revogenex hereunder, including the formulation of the Product.

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14.2         Defense of Third Party Claims.  Any Indemnitee making a claim for indemnification under this Article 10 shall notify the Indemnitor of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) (each, a “Third Party Claim”), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, however, that the failure to so notify an Indemnitor shall not affect the obligations of the Indemnitor hereunder unless the Indemnitor is actually prejudiced by such failure. Any Indemnitor shall be entitled to participate in the defense of such Third Party Claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, however, that prior to the Indemnitor assuming control of such defense it shall first verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights) for all Losses and Expenses relating to such claim for indemnification and that it shall provide full indemnification to the Indemnitee with respect to such Third Party Claim giving rise to such claim for indemnification hereunder; and provided, further, that:

(a)          the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor);

(b)          the Indemnitor shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation of or concerning the Indemnitee but not the Indemnitor; (ii) the Indemnitee reasonably believes that an adverse determination with respect to the Third Party Claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects; (iii) the claim seeks an injunction or equitable relief against the Indemnitee; (iv) a conflict of interest exists between the Indemnitor and the Indemnitee; or (v) the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

(c)          if the Indemnitor is controlling the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or any Intellectual Property Rights of the Indemnitee shall be rendered invalid or unenforceable, or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice, or if any payment is required by the Indemnitee which is not entitled to indemnification from the Indemnitor.

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14.3         LIMITED LIABILITY.  EXCEPT WITH RESPECT TO FRAUD, OR ANY BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 10, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR (B) THE COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. IN ADDITION, REVOGENEX’S LIABILITY TO CORONADO WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY SHALL NOT EXCEED AMOUNTS RECEIVED BY REVOGENEX PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS SECTION 14.3 DOES NOT LIMIT OR RESTRICT THE OBLIGATIONS OF A PARTY WITH RESPECT TO INDEMNIFICATION AGAINST THIRD PARTY CLAIMS.

ARTICLE 15 - INSURANCE

15.1         Insurance.  In order to provide for the protection of the Parties against any claims, suits, liabilities, losses or damages arising in connection with this Agreement, each of the Parties shall obtain and maintain in full force and effect during the Royalty Term of this Agreement, and for a period of 2 years thereafter, at its own expense, the following insurance from an insurance carrier with an AM Best rating of A or higher:

(a)          Product liability insurance (including without limitation bodily injury and property damage coverage) (i) at limits not less than $* per occurrence/ $* aggregate prior to the Commercial Launch of the Product by Coronado and (ii) at limits not less than $* occurrence per $* aggregate following the Commercial Launch of the Product by Coronado; and

(b)          Commercial General liability insurance (including without limitation bodily injury and property damage coverage), at limits not less than $* per occurrence/ $* aggregate.

15.2         Additional Insured.  Each Party’s commercial general liability, products liability, and clinical trials liability insurance policy (if any) shall name the other Party and its Affiliates as an additional insured and provide that the other Party shall receive at least 30 days’ notice of any cancellation, modification or expiration of such policy. Each Party shall provide a fully paid certificate of insurance naming the other Party as an additional named insured promptly after the Effective Date. Each Party shall provide the other with prompt written notice of any actual or threatened cancellation, modification or expiration of such policy of which it becomes aware. If a Party terminates its commercial general liability, products liability or clinical trials insurance policies during the term of this Agreement, or any of the referenced policies are claims-made, that Party shall obtain and maintain the maximum available extended discovery period (i.e., “tail coverage”) insurance, but not less than 3 years for non-topical products.

*Confidential material redacted and filed separately with the Commission.

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ARTICLE 16 - TERM AND TERMINATION

16.1         Term.  This Agreement shall commence as of the Effective Date and, unless terminated earlier in accordance with Section 16.2, shall remain in force on a Product-by-Product and country-by-country basis until the expiration of the last Valid Claim to expire of the Patents covering such Product in such country (the “Term”).

16.2         Termination.  This Agreement shall terminate upon the occurrence of any of the following events or conditions which termination shall automatically occur where termination by a specified Party is not indicated and shall occur by action of the specified Party where so indicated:

(a)          The expiration of the Term;

(b)          The material breach by either Party of any provision of this Agreement which is not cured within 60 days from the date of written notice delivered to the defaulting Party, unless such breach, not involving the payment of money, is of a nature that cannot be cured within such 60 day period and the breaching Party initiates the cure of such breach and proceeds diligently to remedy same, but in no event may such period exceed 90 days, provided, however, that only the aggrieved Party can terminate this Agreement pursuant to this Section 16.2(b);

(c)          The mutual written agreement of the Parties to this Agreement;

(d)          By either Party hereto, effective immediately upon receipt of written notice, if (i) the other Party hereto applies for or consents to the appointment of a custodian, receiver, trustee, or liquidator of all or a substantial part of its assets, or makes a general assignment for the benefit of creditors, or (ii) the other Party hereto files, or submits, a petition or answer seeking an arrangement with its creditors under any bankruptcy or insolvency law or proceeding, or (iii) any order, judgment or decree is entered against the other Party hereto, without the application, consent or approval of such Party appointing a custodian, receiver, trustee or liquidator or a substantial part of its assets or approving a petition seeking reorganization of such party and such order, judgment, or decree shall continue unstayed and in effect for any period of 60 days, or (iv) the other Party hereto fails to remove an involuntary petition in bankruptcy filed against it within 45 days of the filing thereof, or (v) any order for relief is entered against the other Party hereto under the United States Bankruptcy Code; or

(e)          By Revogenex if the NDA has not been filed within 36 months of the Effective Date and Coronado is in breach of Section 2.1 for failure to use Commercially Reasonable Efforts to carry out all of the Product Development.

(f)          By Revogenex if the FDA does not issue an Approval or otherwise issues a “not approvable” notice for the NDA within 15 months after the NDA has been filed with the FDA; provided, however, this termination right arising at the end of such 15 month period shall be tolled if Coronado is using Commercially Reasonable Efforts in its negotiations with the FDA for Approval; provided further, if Coronado receives a “not approvable” notice, Coronado shall have a 15 month period to correct any issues and re-file the NDA for Approval.

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(g)          By Coronado given its reasonable determination prior to NDA Approval pursuant to Article 3 that the Development of the Product pursuant to this Agreement is not economically viable.

(h)          By either Revogenex or Coronado (provided Coronado is using or has used Commercially Reasonable Efforts to commercialize the Product), at each Party’s respective option, if, after the third anniversary of the date of Commercial Launch, Coronado fails to achieve annual Net Sales with respect to the Product of at least $* in any given calendar year; provided, however, Coronado shall have a right (the “Cure Right”), in order to avoid termination by Revogenex pursuant to this subsection, to pay Revogenex, within 45 days after the end of the calendar year in which Net Sales were less than $*, an amount equal to the difference in the Royalties actually paid to Revogenex for such calendar year and the amount of Royalties that would be payable on $* of Net Sales; provided, however, Coronado shall not exercise the Cure Right more than once without Revogenex’s express written consent; provided further, that this provision shall not be effective if at the time Coronado fails to achieve annual Net Sales of $* for any given calendar year, during such calendar year a Generic Product was marketed and sold in the Territory.

16.3         Accrued Obligations.  Except as otherwise expressly provided for in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any obligation accruing prior thereto and shall be without prejudice to any other rights or remedies that may be available to a Party under this Agreement, at law, in equity or otherwise.

16.4         Return of IND/NDA Upon Termination.  Upon Termination of the Agreement as set forth in Section 16.2, Coronado shall assign to Revogenex (i) the IND/NDA and all Regulatory Documentation, (ii) all Coronado Marks, (iii) any manufacturing and supply agreements between Coronado and the Manufacturer or any other third party for manufacture of the Product, to the extent assignable and (iv) all other agreements or documents related to the IND/NDA, Coronado marks or manufacture of the Product, to the extent assignable. Coronado shall use commercially reasonable efforts to assign all agreements or documents referenced in subsections (iii) and (iv) above.

*Confidential material redacted and filed separately with the Commission;

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ARTICLE 17 - MISCELLANEOUS

17.1         Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing in English. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail with confirmation of receipt, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Revogenex:	Revogenex Ireland Limited c/o Trinity House Charleston Road Dublin 6, Ireland Attention: Jeffrey H. Ping. Email: j.ping@revogenex.com

With copies to:	Sutherland Asbill & Brennan LLP 999 Peachtree Suite NE, Suite 2300 Atlanta, Georgia 30309 Attention: Michael J. Voynich Email: michael.voynich@sutherland.com

If to Coronado:	Coronado Biosciences, Inc. 3 Columbus Circle New York, New York 10023 Attention: Lucy Lu Email: llu@coronadobio.com

With copy to:	Alston & Bird LLP 90 Park Ave. New York, NY 10016 Attention: Mark F. McElreath Email: mark.mcelreath@alston.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

17.2         Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction. The Parties expressly exclude any application of the United Nations Convention on Contracts for the International Sale of Goods.

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17.3         Amendment.  The terms and conditions of this Agreement take precedence over any terms and conditions in any form of purchase order or other business form used by the Parties. No amendment of this Agreement shall be effective unless expressly set forth in a writing referring specifically to the provision to be amended and executed by each of the Parties. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof.

17.4         Waiver.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, or breach of warranty or covenant. Notwithstanding the foregoing, a Party shall be deemd to have waived any default, misrepresentation or breach of a warranty or covenant hereunder arising prior to the date hereof if Effective Time if such Party has actual knowledge of such, default, misrepresentation or breach prior to the Effective Time.

17.5         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; and insofar as commercially reasonable, the Parties in good faith shall endeavor to implement the remaining terms of this Agreement.

17.6         Expenses.  Other than as set forth herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

17.7         Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no rule of strict construction, presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. As used herein, the word “including” shall be deemed to mean “including without limitation” and the word “will” has the same meaning as the word “shall” and means an imperative.

17.8         Force Majeure.  Neither Party shall be liable for any failure or delay in the performance of its obligations under this Agreement to the extent such failure or delay both: (i) is caused by any of the following: acts of war, terrorism, civil riots or rebellions; quarantines, embargoes and other similar unusual governmental action; extraordinary elements of nature or acts of God or other event or condition outside the reasonable control of the Party subject to such failure or delay; and (ii) could not have been prevented by the non-performing Party’s reasonable precautions or commercially accepted processes, or could not reasonably be circumvented by the non-performing Party through the use of substitute services, disaster recovery plans, alternate sources, work-around plans or other means. An event meeting both of the criteria set forth in (i) and (ii) is referred to herein as a “Force Majeure Event.” The Parties expressly acknowledge that Force Majeure Events do not include the regulatory acts of governmental agencies in the ordinary course or labor strikes by the workforce of the Party subject to the failure or delay. Upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail, so long as such Party continues to attempt to recommence performance or observance to the greatest extent possible without delay.

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17.9         Alternative Dispute Resolution.  In the event of any dispute relating to this Agreement, the Parties shall refer such dispute to the Chief Executive Officer of Revogenex and the Chief Executive Officer of Coronado, who, as soon as is practicable, and in any event within 30 days, with the optional assistance of a mediator as provided below, shall attempt in good faith to resolve the dispute. The Parties shall select a mediator who shall serve as an impartial facilitator of such discussion. If the Parties are unable to agree upon a mediator, a mediator shall be designated by the American Arbitration Association (“AAA”).  The mediator shall be treated as a settlement discussion and therefore matters discussed will be privileged and confidential. The mediator may not testify for either Party in any later proceeding relating to the dispute, and no recording or transcript shall be made of the mediation proceedings. Each Party shall bear its own costs in the mediation and the fees and costs thereof shall be shared equally.

17.10         Submission to Jurisdiction. Each of the Parties irrevocably submits to the jurisdiction of any state or federal court sitting in New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court (except as may be necessary to protect its proprietary rights or obtain injunctive relief or specific performance). Each of the Parties waives any defense of inconvenient forum, lack of jurisdiction or improper venue to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 17.1 above. Nothing in this Section 17.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

17.11         THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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17.12         Assignment; Binding Effect.  The terms and provisions hereof shall inure to the benefit of, and be binding upon Revogenex, Coronado and their respective successors and permitted assigns. Except as set forth below, neither Party may assign, sublicense or transfer any of its rights or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other, except that assignments, sublicenses and transfers to an Affiliate of a Party may be made without written consent of the other Party; provided, such Affiliate agrees to be bound by the terms of this Agreement; provided, further, that this Agreement shall not be assigned, sublicensed or transferred to an entity that does not own the Acquired Assets, the IND/NDA and all Regulatory Documentation, the Coronado Marks and the other documents described in Section 16.4 (collectively, the “Product Related Materials”) and Coronado will not transfer the Product Related Materials to any entity unless this Agreement is assigned in accordance with this Agreement in conjunction with such transfer. Notwithstanding anything herein to the contrary, Revogenex shall, without consent of the other Party hereto, have the right to assign its rights in and to any payments hereunder and collaterally assign its rights in and to this Agreement and the Product Intellectual Property. Any attempt to assign this Agreement in violation of the provisions set forth herein shall be deemed a default by the assigning Party under this Agreement and null and void. Notwithstanding the forgoing, this Agreement shall be assignable by the other Party to any Person who acquires all or substantially all of the assets of such other Party or otherwise acquires the other Party, directly or indirectly (whether by purchase of stock, merger, consolidation or otherwise), including the Product Related Materials. Any permitted assignee of either Party will, as a condition to such assignment, assume all obligations of its assignor arising under this Agreement following such assignment. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns and permitted transferees of the Parties hereto.

17.13         No Third Party Beneficiaries.  Except as may be set forth elsewhere in this Agreement, neither Coronado nor Revogenex intend that any third Party is to benefit from the terms of this Agreement other than an Affiliate, successor or permitted assign.

17.14         Section Headings.  The titles or headings of all sections in this Agreement are for convenient reference only, are not part of this Agreement, and do not limit or otherwise affect its terms.

17.15         Independent Contractors.  Each of Coronado and Revogenex are independent contractors, and nothing in this Agreement shall be construed as to create a partnership, agency, or employer-employee relationship between Coronado and Revogenex. The rights, obligations and liabilities of the Parties shall be several and not joint or collective.

17.16         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.17         Further Assurances.  Each Party hereto agrees to execute such further documents or agreements and take such further actions as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

36

17.18         Survival.  Notwithstanding any termination, expiration or cancellation of this Agreement, the terms and conditions set forth in Articles 1, 3, 4, 5, 6, 7, 10, 13, 14, and 17, and Sections 8.4, 9.2, 9.5, 12.4, 12.6, 16.2, 16.3, and 16.4 shall continue in full force and effect.

[The remainder of this page is intentionally blank.  Signatures appear on the following page.]

37

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

REVOGENEX IRELAND LIMITED

By:	/s/
Title:
Date:

CORONADO BIOSCIENCES, INC.

By:	/s/
Title:
Date:

38

Schedule A

Patents

1.          U.S. Serial No. *, filed *, a continuation of *; Inventors: *; Issued *.

2.          *; Inventors: *; Issued *.

*Confidential material redacted and filed separately with the Commission.

Schedule A-1

EXHIBIT B

BILL OF SALE

THIS BILL OF SALE (this “Instrument”) is made, executed and delivered by and between Coronado Biosciences, Inc., a Delaware corporation (“Coronado”), and Revogenex Ireland Limited, an Irish limited company (“Revogenex”), dated as of February 17, 2015 (the “Closing Date”).  Capitalized terms not defined herein have the meanings set forth in the Agreement (as defined below).

WITNESSETH

WHEREAS, Revogenex and Coronado have entered into an Asset Transfer and License Agreement, dated as of February 17, 2015 (the “Agreement”), pursuant to which Coronado will acquire certain of Revogenex’s assets and assume certain of Revogenex’s liabilities;

WHEREAS, the execution and delivery of this Instrument by Revogenex and Coronado is required to consummate the transactions contemplated by the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to the Agreement, Revogenex and Coronado hereby agree as follows (capitalized terms used and not defined herein are used herein as defined in the Agreement):

1.          Bill of Sale.  As of the Closing Date, Revogenex does hereby sell, convey, assign and transfer unto Coronado forever all right, title and interest, legal and equitable, of Revogenex in and to all of the Acquired Assets.

2.          Miscellaneous Provisions.

(a)          Further Assurances.  On and after the Closing Date, Revogenex shall give such further assurances to Coronado and shall execute, acknowledge and deliver all such acknowledgements, endorsements, assignments and other instruments and take such further action as may be reasonably necessary and appropriate to vest in Coronado all of Revogenex’s right, title, and interest in and to the Acquired Assets.

(b)          Successors in Interest.  This Instrument is binding upon the parties and their successors and assigns and inures to the benefit of the parties and their permitted successors and assigns.

(c)          Agreement.  This Bill of Sale is made and accepted subject to the terms and provisions of the Agreement.

(d)          Controlling Law.  This Instrument shall be governed by, construed and enforced in accordance with the laws of the State of New York.

Exhibit B-1

(e)          Counterparts.  This Instrument may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signatures are on the following page]

Exhibit B-2

DULY EXECUTED and delivered by the parties to this Instrument as of the date and time first written above.

Revogenex:	REVOGENEX IRELAND LIMITED

By:
Name:
Title:

Coronado:	CORONADO BIOSCIENCES, INC.

By:
Name:
Title:

*   *   *   *   *

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Instrument”) is made by and between Coronado Biosciences, Inc., a Delaware corporation (“Asignee”), and Revogenex Ireland Limited, an Irish limited company (“Assignor”), dated as of February 17, 2015 (the “Closing Date”). Capitalized terms not defined herein have the meanings set forth in the Agreement (as defined below).

WITNESSETH

WHEREAS, Assignor and Assignee are parties to that certain Asset Transfer and License Agreement, dated as of February 17, 2015 (the “Agreement”), pursuant to which Assignor has agreed to sell and assign to Assignee the Acquired Assets together with the Assumed Liabilities;

WHEREAS, in connection with the Agreement, Assignor wishes to assign, and Assignee wishes to assume, the Acquired Assets together with the Assumed Liabilities; and

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Assignment and Assumption.  Assignor hereby assigns, conveys, transfers and delivers to Assignee, and Assignee hereby accepts and assumes, in full, all of the Acquired Assets. Assignor hereby assigns, conveys, transfers and delivers to Assignee, and Assignee hereby accepts and assumes, in full, the Assumed Liabilities. For the avoidance of doubt, Assignor does not assign, convey, transfer or deliver to Assignee, and Assignee does not accept or assume, any Excluded Assets or any Excluded Liabilities.

2.          Further Assurances.  On and after the Closing Date, Assignor shall give such further assurances to Assignee and Assignee shall give such further assurances to Assignor, and Assignor and Assignee shall execute, acknowledge and deliver all such acknowledgements, endorsements, assignments and other instruments and take such further action as may be reasonably necessary and appropriate to cause the transactions contemplated in this Instrument to be carried out promptly in accordance with the terms of this Instrument and the Agreement.

3.          Miscellaneous Provisions.

(a)          Successors in Interest.  This Instrument is binding upon the parties and their successors and assigns and inures to the benefit of the parties and their permitted successors and assigns.

(b)          Agreement.  This Agreement is made and accepted subject to the terms and provisions of the Agreement.

(c)          Governing Law.  This Agreement shall be interpreted, construed, and enforced in all respects in accordance with the laws of the State of New York.

Exhibit C-1

(d)          Counterparts.  This Agreement may be executed in one or more counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument.

[Signatures are on the following page]

Exhibit C-2

Schedule 3.1(a)
Assumed Contracts

1.          Polpharma Product Manufacturing Agreement, dated October 12, 2010 by and among Revogenex Ireland Limited and Z.F. Polpharma S.A. .

Schedule 3.1(a)

Schedule 3.1(b)
Government Filings

1.          IND #:  *, Sponsor:  Revogenex, Inc.; Product Name:  * (Tramadol Hydrochloride Solution); Date of Submission:  *.

*Confidential material redacted and filed separately with the Commission.

Schedule 3.1(b)

Schedule 3.1(c)
Claims

1.          None

Schedule 3.1(c)

Schedule 4.2(b)
Required Consents

1.          Consent of Polpharnia, to be obtained within 120 days after the Effective Date.

Schedule 4.2(b)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

REVOGENEX IRELAND LIMITED

By:
Title:
Date:

CORONADO BIOSCIENCES, INC.

By:
Title:
Date:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

REVOGENEX IRELAND LIMITED

By:
Title:
Date:

CORONADO BIOSCIENCES, INC.

By:
Title:
Date: